Exhibit 99.1

Contact: Frank Greinke, Chairman and CEO fgreinke@ufeonline.com / 714-516-7306 Lisa Elliott / lelliott@drg-e.com DRG&E / 713-529-6600
FOR IMMEDIATE RELEASE
UNITED FUEL & ENERGY LISTS ITS STOCK ON THE OTCQX MARKET,
PLANS TO WITHDRAW ITS COMMON STOCK FROM REGISTRATION
UNDER THE SECURITIES EXCHANGE ACT AND ANNOUNCES
NEW CHIEF FINANCIAL OFFICER
Orange, CA — May 8, 2009 — United Fuel & Energy Corporation (OTCBB: UFEN), a leading distributor of gasoline, diesel and lubricant products to customers in the southwestern and south central U.S. today announced that the company has moved the listing of its common stock from the OTC Bulletin Board to the OTCQX tier market. Effective today, the company’s common stock will begin trading on the OTCQX under the symbol UFEN and will cease trading on the OTC Bulletin Board upon deregistration of its shares.
     No later than May 14, 2009, the Company will file a Notice of Termination of Registration and Suspension of Duty to File with the Securities and Exchange Commission (“SEC”) to terminate its reporting obligations under the Securities Exchange Act of 1934. As a result, the Company will be deregistered and no longer file certain reports with the SEC, including the Forms 10-K, 10-Q and 8-K.
     Effective with the filing of the notice to terminate registration with the SEC, William C. Bousema will be terminated without cause as our Executive Vice President, Chief Financial Officer, Secretary and Treasurer and Marilyn A. Lobel will be appointed as our new Vice President, Chief Financial Officer, Secretary and Treasurer. Ms. Lobel, age 56, has served as our Vice President and Corporate Controller since October 2008. From January 2008 to September 2008 she served as the chief accounting officer and corporate controller of Energy Recovery, Inc. where she lead a finance and accounting team through the initial public offering for this U.S. manufacturing company. From March 2007 to December 2007, Ms. Lobel served as corporate controller and corporate secretary of Red.Com, Inc., a privately held company that manufactures digital cinema photography equipment. From February 2006 to March 2007, Ms. Lobel served as the chief accounting officer and corporate controller of Pacific Energy Partners, L.P., a publicly-traded partnership that engaged principally in the business of gathering, transporting, storing and distributing crude oil and refined petroleum products. From June 2004 to December 2005, Ms. Lobel served as the vice president of finance and corporate controller of Biolase Technology, Inc., a public company that manufactures medical devices. From January 2004 to June 2004, Ms. Lobel was an independent financial consultant. Ms. Lobel is a Certified Public Accountant currently licensed in the state of California and holds a B.S. in Business Administration from the University of Nevada.
     United Fuel’s Board of Directors’ decision to move its exchange listing and deregister its common shares with the SEC was based primarily on its view that compliance with the reporting obligations and requirements of the Sarbanes-Oxley Act of 2002 (“SOX”) are disproportionately expensive and unduly complex in relation to the Company’s revenue, earnings and size. The Board of Directors believes that its decision will result in significant cost reductions in the range of $600,000 to $800,000 in the first year and will enable management to focus more intensely on delivering long-term shareholder value.
     Frank Greinke, United Fuel’s Chairman and Chief Executive Officer, stated, “The OTCQX was formed in March 2007 and has distinguished itself from the OTCBB and Pink Sheet trading markets by providing a higher level of service, improved trading efficiency, good transparency, and the potential for better trading liquidity. In addition, it offers its listed companies the option to deregister their shares with the SEC and utilize Dedicated Advisors for Disclosure (“DAD”), who are charged with verifying that companies meet and comply with the OTCQX listing requirements. United Fuel intends to engage SMH Capital, Inc. to confirm that we are making fair disclosure of our operations and financial condition. We plan to distribute timely press releases concerning material events and post quarterly reports on our website at www.ufeonline.com and on the OTCQX website at www.otcqx.com. Our quarterly reports, which will be reviewed by SMH Capital and certified by me and our Chief Financial Officer, will contain financial tables and summary Management Discussion and Analysis (MD&A). Our objective is to continue to provide timely and broad operational and financial disclosure to our shareholders and constituents so that they can continue to be informed investors, but without the significant financial burden of SOX compliance. Plus, because the OTCQX is tailored to specifically support small to medium-size quality U.S. companies, as well as internationally listed companies, we believe that listing on the OTCQX will better service our needs and the needs of our investors.
     Also, I would like to welcome Marilyn Lobel as our new Chief Financial Officer and thank Bill Bousema for his hard work and dedication as we established our new accounting and finance operations in California and implemented various efficiency and cost cutting measures,” added Mr. Greinke. “Her solid accounting background and understanding of our business, which has already been a great asset to us, will continue to be valuable as we focus on returning the company to profitability, strengthening our balance sheet and reinforcing our foundation for future growth.”

About United Fuel & Energy Corporation
United Fuel & Energy is engaged in the business of distributing gasoline, diesel and lubricant products primarily in certain markets of Texas, California, New Mexico, Arizona and Oklahoma. United Fuel represents the consolidation of numerous companies, the most significant of which are the Eddins-Walcher Company and Cardlock Fuels System.
United Fuel currently engages in the following activities:
•	Card-lock operation (unattended re-fueling of commercial vehicles)

•	Wholesale fuels and lubricants (to commercial customers)
For more information, please visit the Company’s website at www.ufeonline.com or to request future press releases via email, go to http://www.b2i.us/irpass.asp?BzID=1318&to=ea&Nav=1&S=0&L=1.
Safe Harbor Statement
Certain statements included in this press release may constitute forward-looking statements. Actual outcomes could differ materially from such statements expressed or implied herein as a result of a variety of factors including, but not limited to: weather, levels of oil and gas drilling and general industrial activity in United Fuel’s area of operations, changes in oil and gas prices, risks associated with acquiring other businesses, the price of United Fuel’s products, availability of financing and interest rates, competition, changes in, or failure to comply with, government regulations, costs, uncertainties and other effects of legal and other administrative proceedings, general economic conditions and other risks and uncertainties. As a result, this press release should be read in conjunction with periodic filings United Fuel makes with the SEC. The forward-looking statements contained herein are made only as of the date of this press release, and United Fuel does not undertake any obligation to publicly update such forward- looking statements to reflect subsequent events or circumstances.
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